Exhibit 99.1

The first sentence of Article VI, Section 1 of the By-Laws of American Software, Inc. previously read as follows:

“The interest of each shareholder of the Corporation, upon payment in full for his shares, shall be evidenced by certificates for shares in such form as the Board of Directors may from time to time prescribe.”

This sentence was deleted in its entirety and replaced with the following sentences:

“The interest of each shareholder of the Corporation, upon payment in full for his or her shares, shall be evidenced by certificates for shares in such form as the Board of Directors may from time to time prescribe; provided, however, that the Board of Directors may by resolution provide that some or all of any or all classes or series of the Corporation’s shares shall be uncertificated shares. All references to share certificates in these By-Laws shall apply if and only to the extent that the Board of Directors has not provided for uncertificated shares.”